Exhibit 5.1

February 7, 2012

Synacor, Inc.

40 La Riviere Drive, Suite 300

Buffalo, NY 14202

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (File No. 333-178049) originally filed by Synacor, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on November 18, 2011, as thereafter amended or supplemented (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 7,840,895 shares of the Company’s Common Stock (the “Shares”). The Shares, which include an over-allotment option granted by the Company and the selling stockholders to the underwriters to purchase up to 1,022,725 additional shares of the Company’s Common Stock, are to be sold to the underwriters by the Company and the selling stockholders as described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

It is our opinion that, upon completion of the proceedings being taken or contemplated to be taken prior to the sale of the Shares, the Shares being sold by the Company, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and non-assessable. Furthermore, it is our opinion that the Shares being sold by the selling stockholders have been legally and validly issued and are fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP